Exhibit 99.1

Applied Industrial Technologies Reports

Fiscal 2012 Second Quarter Results

CLEVELAND, OHIO (January 25, 2012) – Applied Industrial Technologies (NYSE: AIT) today reported second quarter fiscal 2012 sales and earnings for the three months ended December 31, 2011.

Net sales for the second quarter increased 7.7% to $570,397,000 from $529,517,000 in the comparable period a year ago. Net income for the quarter was $20,935,000 or $0.49 per share compared to $21,193,000 or $0.49 per share last year. Earnings for the quarter were reduced by $4.4 million (pre-tax), or $0.07 per share, due to one-time costs resulting from two items: CEO transition expense and freezing the Company’s Supplemental Executive Retirement Benefits Plan (“SERP”).

“The curtailment of the SERP is one of our actions to better align executive compensation with broader shareholder interests. The changes will reduce costs associated with executive retirement compensation in the current fiscal year and going forward,” said Neil A. Schrimsher, Applied’s Chief Executive Officer.

For the six months ended December 31, 2011, sales were $1,149,971,000 compared to $1,057,018,000 in the same period last year. Net income was $47,317,000 or $1.11 per share compared to $41,948,000 or $0.97 per share, last year.

“We are encouraged about our business prospects for the remainder of the fiscal year, and based on our second quarter results and the current state of the industrial economy, we are maintaining our full fiscal 2012 guidance for earnings per share between $2.40 and $2.55, on expected sales of $2.35 billion to $2.45 billion,” said Schrimsher.

“In addition to the day-to-day operation of our business, we are updating our long-range strategic plan to accelerate growth. We are in the process of identifying numerous organic growth opportunities with existing and new customers, targeting attractive vertical markets, expanding our product and solutions offering, and building the acquisition pipeline. Operationally, the plan will include generation of continuous improvement across our operating landscape today and benefits from leveraging our new ERP system over the strategic horizon.

“Applied has a strong business foundation. As a leadership team, we are confident in our ability to expand beyond our current offerings and existing geographies – generating strong shareholder value and benefits for all Applied stakeholders.”

The Company will host its quarterly conference call for investors and analysts at 4 p.m. ET on January 25, 2012. To join the call, dial 1-800-927-0469 or 1-847-944-7323 (for International callers) using passcode 31437080. The call will be conducted by CEO Neil Schrimsher, President & COO Benjamin Mondics, and CFO Mark Eisele. A live audio webcast can be accessed online at www.Applied.com. A replay of the call will be available for two weeks by dialing 1-888-843-7419 or 1-630-652-3042 (International) using passcode 31437080.

With approximately 480 facilities and 4,700 employee associates across North America, Applied Industrial Technologies is an industrial distributor that offers more than 4 million parts critical to the operations of MRO and OEM customers in virtually every industry. In addition, Applied provides engineering, design and systems integration for industrial and fluid power applications, as well as customized mechanical, fabricated rubber and fluid power shop services. Applied also offers maintenance training, plus solutions to meet inventory and storeroom management needs that help provide enhanced value to its customers. For its fiscal year ended June 30, 2011, Applied posted sales of $2.2 billion. Applied can be visited on the Internet at http://www.applied.com.

This press release contains statements that are forward-looking, as that term is defined by the Securities and Exchange Commission in its rules, regulations and releases. Forward-looking statements are often identified by qualifiers such as “will,” “guidance,” and similar expressions. Applied intends that such forward-looking statements be subject to the safe harbors created thereby. All forward-looking statements are based on current expectations regarding important risk factors including trends in the industrial sector of the economy, and other risk factors identified in Applied’s most recent periodic report and other filings made with the Securities and Exchange Commission. Accordingly, actual results may differ materially from those expressed in the forward-looking statements, and the making of such statements should not be regarded as a representation by the Company or any other person that the results expressed therein will be achieved. Applied assumes no obligation to update publicly or revise any forward-looking statements, whether due to new information, or events, or otherwise, except as required by law.

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For investor relations information, contact Mark O. Eisele, Vice President – Chief Financial Officer, at 216-426-4417. For corporate information, contact Richard C. Shaw, Vice President – Communications, at 216-426-4343.

APPLIED INDUSTRIAL TECHNOLOGIES, INC. AND SUBSIDIARIES

CONDENSED STATEMENTS OF CONSOLIDATED INCOME

(In thousands, except per share data)

	Three Months Ended December 31,		Six Months Ended December 31,
	2011	2010	2011	2010
Net Sales	$570,397	$529,517	$1,149,971	$1,057,018
Cost of sales	414,928	385,236	835,798	769,617

Gross Profit	155,469	144,281	314,173	287,401
Selling, distribution and administrative, including depreciation	122,134	111,225	237,571	219,454

Operating Income	33,335	33,056	76,602	67,947
Interest expense, net	10	458	57	1,582
Other expense (income), net	778	(421)	2,710	(764)

Income Before Income Taxes	32,547	33,019	73,835	67,129
Income Tax Expense	11,612	11,826	26,518	25,181

Net Income	$20,935	$21,193	$47,317	$41,948

Net Income Per Share - Basic	$0.50	$0.50	$1.12	$0.99

Net Income Per Share - Diluted	$0.49	$0.49	$1.11	$0.97

Average Shares Outstanding - Basic	41,965	42,411	42,181	42,391

Average Shares Outstanding - Diluted	42,634	43,298	42,801	43,217

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(1) Applied uses the last-in, first-out (LIFO) method of valuing U.S. inventory. An actual valuation of inventory under the LIFO method can only be made at the end of each year based on the inventory levels and costs at that time. Accordingly, interim LIFO calculations are based on management’s estimates of expected year-end inventory levels and costs and are subject to the final year-end LIFO inventory determination.

There were no material LIFO layer liquidation benefits recognized for the quarter ended December 31, 2011 and 2010, nor are any expected to be realized for the year ending June 30, 2012. We recorded overall LIFO benefits in the quarter and six months ended December 31, 2010 of $1.8 million and $2.1 million, respectively and LIFO reserves were reduced by the same amount.

(2) On December 19, 2011, the Executive Organization and Compensation Committee of the Board of Directors froze participant benefits (credited service and final average earnings) and entry into the Supplemental Executive Retirement Benefits Plan (SERP) effective December 31, 2011. As a result, we incurred a curtailment loss of approximately $3.1 million in the second quarter of fiscal 2012. Curtailment of the plan is expected to reduce pension costs in future periods.

APPLIED INDUSTRIAL TECHNOLOGIES, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(Amounts in thousands)

	December 31, 2011	June 30, 2011
Assets
Cash and cash equivalents	$70,512	$91,092
Accounts receivable, net of allowances of $7,376 and $7,016	280,700	290,751
Inventories	222,626	204,066
Other current assets	36,113	33,005

Total current assets	609,951	618,914
Property, net	76,659	69,014
Intangibles, net	82,968	89,551
Goodwill	75,517	76,981
Other assets	52,918	60,471

Total Assets	$898,013	$914,931

Liabilities
Accounts payable	$105,591	$108,509
Other accrued liabilities	93,373	106,179

Total current liabilities	198,964	214,688
Other liabilities	52,863	66,680

Total Liabilities	251,827	281,368

Shareholders’ Equity	646,186	633,563

Total Liabilities and Shareholders’ Equity	$898,013	$914,931

APPLIED INDUSTRIAL TECHNOLOGIES, INC. AND SUBSIDIARIES

CONDENSED STATEMENTS OF CONSOLIDATED CASH FLOWS

(In thousands)

	Six Months Ended December 31,
	2011	2010

Cash Flows from Operating Activities
Net income	$47,317	$41,948
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization of property	5,598	5,496
Amortization of intangibles	5,544	5,678
Amortization of stock options and appreciation rights	1,139	1,569
Gain on sale of property	(492)	(20)
Other share-based compensation expense	2,523	2,110
Changes in assets and liabilities, net of acquisitions	(33,246)	(37,934)
Other, net	1,833	1,119

Net Cash provided by Operating Activities	30,216	19,966

Cash Flows from Investing Activities
Property purchases	(14,022)	(13,804)
Proceeds from property sales	981	124
Net cash paid for acquisition of businesses, net of cash acquired	(1,241)	(27,739)

Net Cash used in Investing Activities	(14,282)	(41,419)

Cash Flows from Financing Activities
Repayments under revolving credit facility		(50,000)
Long-term debt repayments		(25,000)
Settlements of cross currency swap agreements		(12,752)
Purchase of treasury shares	(18,990)
Dividends paid	(16,077)	(14,422)
Excess tax benefits from share-based compensation	569	778
Exercise of stock options and appreciation rights	154	338

Net Cash used in Financing Activities	(34,344)	(101,058)

Effect of Exchange Rate Changes on Cash	(2,170)	649

Decrease in cash and cash equivalents	(20,580)	(121,862)
Cash and cash equivalents at beginning of period	91,092	175,777

Cash and Cash Equivalents at End of Period	$70,512	$53,915